To:	All Media
Date:	July 15, 2008

Arrow Reports a Significant Increase in Earnings and Strong Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three and six-month periods ended June 30, 2008.  Net income for the second quarter ended June 30, 2008 was $5.4 million, representing diluted earnings per share of $.51, up $.12 or 30.8% from $.39 per share amount earned in the second quarter of 2007, when net income was $4.2 million.  For the first six months of 2008, net income of $10.4 million increased 25% from the $8.3 million earned for 2007.  Diluted earnings per share equaled $.98 for the first six months of 2008, up from $.77 per share earned during the comparative period in 2007.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to report a significant increase in earnings while asset and credit quality ratios remain strong. The favorable quarterly and six month earnings performances were primarily attributable to significant increases in net interest income as a result of a wider net interest margin and growth in average earning assets.

Average earning assets were $1.548 billion in the second quarter of 2008 versus $1.469 billion for the same quarter last year, an increase of 5.4%.  Net interest income was favorably impacted by a rising net interest margin, which increased 60 basis points to 3.92% for the second quarter of 2008 versus the 2007 comparative period and increased 36 basis points as compared to the margin of 3.56% for the first quarter of 2008.  Lower funding costs and a more positively sloped yield curve, a result of Federal Reserve Bank actions to lower the targeted federal funds rate 325 basis points since the beginning of September 2007, were principally responsible for the expansion in net interest margin. In essence, the volume of our interest-bearing liabilities that repriced to lower rates during the quarter significantly exceeded the volume of our earning assets that repriced to lower yields.

As we previously reported, Visa successfully completed an initial public offering (IPO) during the first quarter of 2008 which included a mandatory partial redemption of our holdings in Visa shares.  This transaction resulted in a positive impact on our net income of $637 thousand after-tax, or $.06 diluted earnings per share, both in the first quarter of 2008 and for the six-month 2008 period.

Total assets at June 30, 2008 reached a record high of $1.631 billion, up $89.0 million, or 5.8%, over the June 30, 2007 balance of $1.542 billion.  Loan balances outstanding reached a record level of $1.063 billion at June 30, 2008, representing an increase of $45.0 million, or 4.4%, from the balance at June 30, 2007. In addition, deposit balances at June 30, 2008 reached a record $1.249 billion, representing an increase of $43.9 million, or 3.6%, from the June 30, 2007 level of $1.205 billion.

In the first half of 2008, the deterioration of the residential real estate market nationally, and of so-called subprime mortgage loan portfolios, continued to have a negative impact on many financial institutions and indirectly on the national and world economies.  We have not engaged in the origination of subprime mortgage loans or in subprime lending as a business line, nor do we hold mortgage-backed securities backed by subprime mortgages in our investment portfolio.

Asset quality remained high at quarter-end 2008, with nonperforming loans of $2.5 million, which represented .24% of period-end loans, down from .29% at the end of the first quarter.  Gross loan charge-offs in the second quarter of 2008 were fully offset by recoveries, due to an unexpected recovery from our former Vermont operations.  Expressed as an annualized percentage of average loans outstanding, net loans charged-off for the six months ended June 30, 2008 were a very low .04%.  Arrow’s allowance for loan losses amounted to $12.7 million at June 30, 2008, which represented 1.20% of loans outstanding, an increase from 1.19% as of December 31, 2007.

Many of our operating ratios in recent periods have been well above those of our peer group, consisting of all U.S. bank holding companies having $1.0 to $3.0 billion in assets as identified in the Federal Reserve Bank’s ‘Bank Holding Company Performance Report.’  Most notably, our return on average equity (ROE) for the quarter ended March 31, 2008 was 16.07% as compared to 8.59% for our peer group.  Our ROE for the second quarter of 2008 increased to 17.33%.  Our loan quality ratios also compare very favorably to our peer group.  At the end of the 2008 second quarter our ratio of nonperforming loans to period-end loans was .24% which compares to a ratio of 1.37% for our peer group as of March 31, 2008.  The Company has maintained a higher total risk-based capital ratio than the average for our peer group.  Arrow and our subsidiary banks continue to be “well-capitalized” under the standards established by the FDIC Improvement Act.

As of June 30, 2008, assets under trust administration and investment management were $897.7 million, a decrease of $63.6 million, or 6.6%, from June 30, 2007.  This decrease was the result of a general decline in the equity markets, which also led to a 1.6% decrease in fee income from fiduciary activities for the second quarter of 2008 compared to the second quarter of 2007.  Included in assets under trust administration and investment management are our proprietary mutual funds, the North Country Funds, advised exclusively by our subsidiary, North Country Investment Advisers, Inc., with a combined balance of $203 million at June 30, 2008.

Arrow was recently added to the Russell 2000® Index. Membership in the Russell 2000 is based on membership in the Broad-Market Russell 3000® Index, which also serves as the U.S. component to the Russell Global Index which was launched last year.  Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.  Membership in the Russell Indexes, which are reconstituted annually in June, is determined based on the company’s market capitalization.

On July 1, 2008 we acquired the key operating assets, two employees and the trade name from U.S. Benefits, Inc., a provider of administrative and record keeping services for more complex retirement plans.  This acquisition will allow us to offer enhanced and broadened services to retirement plan clients and will complement the fiduciary services currently offered by the Company through its trust administrative and investment management activities. The acquisition reflects the Company’s intent to develop new sources of service-based revenues and to provide an expanded menu of services to our customers.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.  Other subsidiaries include North Country Investment Advisers, Inc. and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Income Statement
Interest and Dividend Income	$22,115	$21,409	$44,197	$42,225
Interest Expense	7,751	9,984	17,046	19,598
Net Interest Income	14,364	11,425	27,151	22,627
Provision for Loan Losses	248	92	538	186
Net Interest Income After Provision for Loan Losses	14,116	11,333	26,613	22,441
Net Loss on Securities Transactions	(35)	---	(35)	---
Net Gain on Sales of Loans	32	23	41	28
Gain on Sale of Premises	---	---	115	---
Gain on Visa Stock Redemption	---	---	749	---
Income From Fiduciary Activities	1,396	1,419	2,835	2,872
Fees for Other Services to Customers	2,195	2,062	4,076	3,944
Insurance Commissions	499	462	1,047	963
Other Operating Income	94	205	200	376
Total Noninterest Income	4,181	4,171	9,028	8,183
Salaries and Employee Benefits	5,996	5,439	12,028	10,756
Occupancy Expenses of Premises, Net	882	831	1,775	1,643
Furniture and Equipment Expense	765	786	1,565	1,541
Amortization of Intangible Assets	86	96	182	202
Reversal of Visa Related Litigation Exposure	---	---	(306)	---
Other Operating Expense	2,680	2,421	5,344	4,792
Total Noninterest Expense	10,409	9,573	20,588	18,934
Income Before Taxes	7,888	5,931	15,053	11,690
Provision for Income Taxes	2,452	1,721	4,636	3,349
Net Income	$ 5,436	$ 4,210	$10,417	$ 8,341

Share and Per Share Data [1]
Period End Shares Outstanding	10,516	10,689	10,516	10,689
Basic Average Shares Outstanding	10,593	10,732	10,619	10,806
Diluted Average Shares Outstanding	10,650	10,804	10,673	10,885
Basic Earnings Per Share	$ 0.51	$ 0.39	$ 0.98	$ 0.77
Diluted Earnings Per Share	0.51	0.39	0.98	0.77
Cash Dividends	0.24	0.23	0.48	0.47
Book Value	11.80	10.84	11.80	10.84
Tangible Book Value [2]	10.23	9.27	10.23	9.27

Key Earnings Ratios
Return on Average Assets	1.35%	1.10%	1.30%	1.10%
Return on Average Equity	17.33	14.43	16.70	14.28
Return on Tangible Equity [2]	19.94	16.87	19.24	16.68
Net Interest Margin [3]	3.92	3.32	3.74	3.32

[1] Share and Per Share amounts have been restated for the September 2007 3% stock dividend.
[2] Tangible Book Value and Tangible Equity excludes intangible assets from total equity.
[3] Net Interest Margin includes a tax equivalent upward adjustment of 19 and 20 basis points for the respective quarterly and six-month 2008 periods and 20 basis points for the 2007 periods.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30, 2008			June 30, 2007
	Period End	Second Quarter Average	Year-to- Date Average	Period End	Second Quarter Average	Year-to- Date Average
Balance Sheet
Cash and Due From Banks	$ 39,013	$ 33,378	$ 33,105	$ 33,403	$ 32,297	$ 32,183
Interest-bearing Balances	---	---	541	---	---	---
Federal Funds Sold	---	17,845	29,771	2,000	18,346	18,859
Securities Available-for-Sale	372,843	364,466	349,272	333,015	327,396	322,693
Securities Held-to-Maturity	111,289	113,251	113,772	111,683	108,831	108,476
Loans	1,062,999	1,052,803	1,045,857	1,017,989	1,014,487	1,012,546
Allowance for Loan Losses	(12,725)	(12,570)	(12,489)	(12,315)	(12,315)	(12,307)
Net Loans	1,050,274	1,040,233	1,033,368	1,005,674	1,002,172	1,000,239
Premises and Equipment, Net	16,492	16,399	16,438	16,000	16,077	15,932
Goodwill and Intangible Assets, Net	16,495	16,552	16,583	16,808	16,871	16,911
Other Assets	24,575	22,969	22,742	23,350	17,288	17,096
Total Assets	$1,630,981	$1,625,093	$1,615,592	$1,541,933	$1,539,278	$1,532,389
Demand Deposits	$ 194,188	$ 188,949	$ 185,533	$ 187,306	$ 181,282	$ 180,536
Nonmaturity Interest-Bearing Deposits	637,270	655,153	630,082	563,724	574,232	567,370
Time Deposits of $100,000 or More	177,472	156,850	172,230	191,809	175,550	178,884
Other Time Deposits	240,122	238,297	243,383	262,328	265,056	262,500
Total Deposits	1,249,052	1,239,249	1,231,228	1,205,167	1,196,120	1,189,290
Short-Term Borrowings	55,757	55,798	53,789	49,164	49,317	47,773
Federal Home Loan Bank Advances	160,000	161,949	160,975	130,000	134,489	134,135
Other Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	22,092	21,920	24,164	21,691	22,354	23,430
Total Liabilities	1,506,901	1,498,916	1,490,156	1,426,022	1,422,280	1,414,628
Common Stock	14,729	14,729	14,729	14,300	14,300	14,300
Surplus	162,085	161,946	161,847	151,688	151,316	151,276
Undivided Profits	20,675	19,385	17,848	20,944	19,767	19,037
Unallocated ESOP Shares	(2,572)	(2,137)	(1,854)	(2,042)	(2,042)	(1,486)
Accumulated Other Comprehensive Loss	(5,936)	(4,264)	(4,049)	(8,664)	(7,371)	(7,578)
Treasury Stock	(64,901)	(63,482)	(63,085)	(60,315)	(58,972)	(57,788)
Total Shareholders’ Equity	124,080	126,177	125,436	115,911	116,998	117,761
Total Liabilities and Shareholders’ Equity	$1,630,981	$1,625,093	$1,615,592	$1,541,933	$1,539,278	$1,532,389

Assets Under Trust Administration and Investment Management	$897,729			$961,298

Capital Ratios
Leverage Ratio	8.45%			8.51%
Tier 1 Risk-Based Capital Ratio	12.77			12.87
Total Risk-Based Capital Ratio	13.96			14.08

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	June 30,
	2008	2007
Second Quarter Ended June 30:

Loan Portfolio
Commercial, Financial and Agricultural	$ 86,933	$ 77,661
Real Estate – Commercial	195,486	181,076
Real Estate – Residential	444,259	419,750
Indirect and Other Consumer Loans	336,321	339,502
Total Loans	$1,062,999	$1,017,989

Allowance for Loan Losses, Second Quarter
Allowance for Loan Losses, Beginning of Quarter	$12,480	$12,298

Loans Charged-off, Quarter-to-Date	(268)	(214)
Recoveries of Loans Previously Charged-off, Quarter-to-Date	265	139
Net Loans Charged-off, Quarter-to-Date	(3)	(75)

Provision for Loan Losses, Quarter-to-Date	248	92
Allowance for Loan Losses, End of Quarter	$12,725	$12,315

Nonperforming Assets
Nonaccrual Loans	$1,941	$1,883
Loans Past Due 90 or More Days and Accruing	593	122
Total Nonperforming Loans	2,534	2,005
Repossessed Assets	53	62
Other Real Estate Owned	242	200
Total Nonperforming Assets	$2,829	$2,267

Key Asset Quality Ratios
Allowance for Loan Losses to Period-End Loans	1.20	1.21
Allowance for Loan Losses to Nonperforming Loans	502.17	614.22
Nonperforming Loans to Period-End Loans	0.24	0.20
Nonperforming Assets to Period-End Assets	0.17	0.15

	June 30,
Six-Month Period Ended June 30:	2008	2007

Allowance for Loan Losses, Six Months
Allowance for Loan Losses, Beginning of Year	$12,401	$12,278

Loans Charged-off, Year-to-Date	(563)	(426)
Recoveries of Loans Previously Charged-off, Year-to-Date	349	277
Net Loans Charged-off, Year-to-Date	(214)	(149)

Provision for Loan Losses, Year-to-Date	538	186
Allowance for Loan Losses, End of Period	$12,725	$12,315

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Six Months Annualized	0.04%	0.03%
Provision for Loan Losses to Average Loans, Six Months Annualized	0.10	0.04